NEWS
                                                  Delta and Pine Land Company
                                                  P.O. Box 157
                                                  Scott, Mississippi 38772
-------------------------------------------------------------------------------

Contact: Investors                    Media
         Tom Jagodinski               Stephanie Pillersdorf/Jonathan Gasthalter
         Delta and Pine Land Company  Citigate Sard Verbinnen
         (662) 742-4518               (212) 687-8080


 DELTA AND PINE LAND COMPANY RESPONDS TO TWO COURT ORDERS IN ONGOING MONSANTO LITIGATION

      SCOTT, MS, OCTOBER 13, 2004 -- Delta and Pine Land Company (NYSE: DLP) ("D&PL"), a leading commercial breeder, producer and marketer of cotton planting seed, today announced that the Circuit Court of the First Judicial District of Bolivar County, Mississippi has issued two new orders in D&PL's litigation against Monsanto Company relating to the failed merger between the two companies.
      In the first order, which related to D&PL's damage claims, the Circuit Court granted Monsanto's motion for partial summary judgment relating to D&PL's claims for benefit of the bargain damages resulting from Monsanto's breach of the merger agreement. The Circuit Court ruled that D&PL cannot seek damages using a benefit of the bargain measurement. This ruling reverses one by the previous Judge in the case, who had ruled that use of a benefit of the bargain measurement was a matter for the jury to decide. D&PL disagrees with the latest ruling and believes that the law supports its position, which is consistent with the previous Judge's ruling. D&PL intends to take an immediate appeal of this issue to the Mississippi Supreme Court. The Circuit Court further found that D&PL alternatively can "...make appropriate claims for damages in this case other than benefit of the bargain damages, based on the theory of market share loss."
      The second order relates to Monsanto's counterclaims. The Circuit Court granted D&PL's motion to compel the production of documents and the testimony of witnesses relating to Monsanto's counterclaims. Monsanto had invoked privilege as a basis for not producing documents and for not permitting its witnesses to answer questions during depositions.
      Tom Jagodinski, President and Chief Executive Officer, said, "While we are pleased with the Judge's ruling on Monsanto's counterclaims, we disagree with the ruling on benefit of the bargain damages and intend to pursue an immediate appeal. As a result of this ruling, we believe it is highly unlikely that the trial will occur in 2005."


About Delta and Pine Land Company

Delta and Pine Land Company is a leading commercial breeder, producer and marketer of cotton planting seed. Headquartered in Scott, Mississippi, with multiple offices in eight states and facilities in several foreign countries, D&PL also breeds, produces and markets soybean planting seed in the U.S. For more information, please refer to the Company's website at http://www.deltaandpine.com.

Certain matters discussed in this release are "forward-looking statements," including statements about the Company's future plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. They can generally be identified because the context of such statements will include words such as "believes," "anticipates," "expects" or words of similar import. It is the nature of agricultural seed businesses that supply, demand and their timing are affected by many variables, including commodity prices, weather and government policy. Due to the seasonal nature of the seed business, the Company typically incurs losses in its first and fourth quarters. Additional risks and uncertainties with respect to the Company's business and forward looking statements are set forth in the Company's latest filings with the Securities and Exchange Commission.



                                  # # #